Exhibit 99.1


AMERICAN LEISURE HOLDINGS, INC. ESTABLISHES NEW CREDIT FACILITIES WITH STANFORD VENTURE CAPITAL HOLDINGS, INC.; ANNOUNCES CHANGES TO MANAGEMENT STRUCTURE FOR TRAVEL DIVISION


August 3, 2004

Saddle Brook, New Jersey - American Leisure Holdings, Inc. (OTCPS: AMLH), announced today that it has established two new credit facilities with Stanford Venture Capital Holdings, Inc. of Houston, Memphis and Miami ("Stanford"). It also announced changes to the management structure of its travel division.

New Credit Facilities

The first facility is in the amount of $1,000,000 and will be used to pay operating and related costs of the Company's customer service and marketing center based in Antigua. The loan is secured by a lien on the shares of the subsidiary which owns and operates this facility and the shares of a related intermediate subsidiary. The loan bears interest at 8% per annum, payable quarterly in arrears. The principal amount is due in one lump sum on April 27, 2007. Stanford is entitled to convert the loan into shares of the Company's common stock at any time, at a conversion price of $10.00 per share.


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The second  facility is in the amount of $3,000,000  and will be used to support the planned acquisition of Around The World Travel, Inc. ("AWT") of Coral Gables, Florida, and to pay the expenses of the Company's travel division. The loan bears interest at 8% per annum, payable quarterly in arrears. The principal amount is due on April 27, 2007. Stanford is entitled to convert the loan into shares of the Company's common stock at any time, at a conversion price of $10.00 per share. The loan is secured by a subordinated lien on the shares of the Company's travel division subsidiaries (other than the subsidiary which owns the Antigua call center and the related intermediate holding company), a pledge of various notes payable by AWT held by the Company, and substantially all of the stock in and the assets of the Company's travel division subsidiaries other than accounts receivable.

In conjunction with the new credit facilities, the Company obtained the consent of the holders of more than 75% of the Company's Series C Preferred Stock to eliminate any obligation of the Company to redeem the Series C shares. The Company also modified the terms of the certain warrants (covering 1,350,000 shares of the Company's common stock) previously issued to Stanford and certain of its affiliates to reduce the exercise price from $2.96 per share to $.001 per share. The Company also issued warrants covering 500,000 shares of common stock to Stanford and certain of its affiliates as additional consideration for the new credit facilities. The new warrants have an exercise price of $5.00 per share and a term of 5 years.


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New Management Structure For Travel Division

The Company also announced a new management structure for its travel division. In anticipation of the Company's planned acquisition of AWT, the Company has engaged AWT, d/b/a TraveLeaders to assist in the management of its travel division. TraveLeaders has a strong base of experienced senior executives currently under the direction of Keith St. Clair, its Chairman of the Board and Chief Executive Officer. Pursuant to an agreement with TraveLeaders, TraveLeaders will employ its resources to manage the expansion of the Company's travel division, integrate the existing travel businesses of the Company into the division and arrange for new acquisitions to expand the travel division. Upon the completion of the Company's planned acquisition of Traveleaders, all of Traveleaders' travel distribution enterprises will be consolidated under the Company's travel division.

About TraveLeaders:

TraveLeaders is a travel services distribution company which provides clients with a comprehensive range of business and leisure travel services, including corporate travel management, leisure sales, meetings and incentive planning, plus industry education and training. AWT's integrated multi-channel distribution model offers its customers the choice of a "brick and mortar" agency, a totally "on-site" corporate travel department, and/or the latest advancements in travel internet technology.


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About American Leisure Holdings, Inc.

American Leisure Holdings, Inc. (OTCPS: AMLH) is a fully integrated travel services distribution company operating through its subsidiary, Hickory Travel Systems, Inc. The Company's goal is to acquire travel companies and expand its affiliated travel network within AMLH's business model for an integrated distribution channel while continuing its web based and e-commerce solutions development. The Company also has a vacation resort development division that is actively involved in the development of a luxury destination resort named "TIERRA DEL SOL RESORT" in Orlando Florida. This project is expected to feature 971 vacation town homes and condominiums on 122 acres, within 10 miles of Walt Disney World. Pre-sales commenced on February 1, 2004.

Forward Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding AMLH in this release that are not historical in nature, particularly those that utilize terminology such as "may," "will," "should," "likely," "expects," "anticipates," "estimates," "believes" or "plans," or comparable terminology, are forward-looking statements based on current expectations about future events, which AMLH has derived from the information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause AMLH's results to be materially different from results implied in such forward-looking statements. Important factors known to AMLH that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in AMLH's filings with the Securities and Exchange Commission. The forward-looking statements contained in this release speak only as of the date hereof, and AMLH undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
For additional information, contact:

Toni J. McGann
American Leisure Holdings, Inc., Miami
305-245-5050

Media Contact:
Marlene Oliver-Sosa, APR
NJC Corporate Communications
305-491-0512

SOURCE: AMERICAN LEISURE HOLDINGS, INC.


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